Exhibit 10.4

REAL INDUSTRY, INC.

TSR PERFORMANCE AWARD AGREEMENT

THIS TSR PERFORMANCE AWARD AGREEMENT (this “Agreement”) is made and entered into as of this ___ day of __________, 20__ (the “Date of Grant”) by and between Real Industry, Inc., a Delaware corporation (the “Company”), and ______________________________ (“Employee”), pursuant to the Amended and Restated Real Industry, Inc. 2015 Equity Award Plan  (the “Plan”).  This Agreement and the award contained herein are subject to the terms and conditions set forth in the Plan, which are incorporated by reference herein, and the following terms and conditions:

WITNESSETH:

WHEREAS, Employee is an employee of the Company or its Affiliates or Subsidiaries;

WHEREAS, the Company has adopted the Plan in order to promote the interests of the Company and its stockholders by using equity interests in the Company to attract, retain and motivate its management and other eligible persons and to encourage and reward their contributions to the Company’s and/or its Affiliates’ and Subsidiaries’ performance and profitability;

WHEREAS, the Compensation Committee (the “Compensation Committee”) of the Company’s Board of Directors (the “Board”) authorized an objectively-determinable performance-based award (the “TSR Award”) measuring the Company’s total stockholder return (defined and measured in accordance with Section 2.1(b) below, the “TSR”) to Employee pursuant to Section 7 of the Plan, which is intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986;

WHEREAS, the Compensation Committee has determined that it is in the best interests of the Company to grant TSR Performance Shares (as hereinafter defined) under the Plan to Employee pursuant to the terms and conditions set forth in this Agreement;

WHEREAS, Employee is entrusted with knowledge of the confidential and proprietary information and particular business methods of the Company and its Subsidiaries and Affiliates (the “Company Group”) and the clients of the Company Group, and Employee is trained and instructed in the Company Group’s particular operations, all of which are exceptionally valuable to the Company Group and vital to the success of the Company Group’s business; and

WHEREAS, the Company has adopted as of May 19, 2016 the Management Continuity Plan for Senior Officers (the “Continuity Plan”) setting forth the severance arrangements for senior officers of the Company, including the Employee.

NOW, THEREFORE, in consideration of the various covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1.TSR Award.  In accordance with, and subject to, the terms and conditions of the Plan, the Company hereby grants to Employee ___________ restricted stock units (“TSR Target Share Amount”) payable in shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) for the three-year performance period commencing on ______, 20__ and ending ___________, 20__ (the “Performance Period”).  Issuance and payment of the award in the form of shares of Common Stock (the “TSR Performance Shares”) is conditioned and dependent upon Employee’s continued employment during the Performance Period and the achievement of performance goals reflected in the Company’s TSR relative to the TSR of the Russell 2000 Index of companies (the “Russell 2000 Index”) more fully described in Section 2 hereof.  If the Company issues or otherwise delivers TSR Performance Shares to Employee, the Company shall also reinvest any dividends otherwise payable on the TSR Performance Shares and issue to Employee additional TSR Performance Shares as cash in an amount determined under Section 3 (the “TSR Dividend Equivalent Performance Shares”).

2.TSR Award Performance Conditions.  It is understood and agreed that this TSR  Award is subject to the following terms and conditions:

2.1Determination of TSR Performance Shares.

(a)The number of the TSR Performance Shares, if any, earned for the Performance Period shall be determined in accordance with the following formula:

TSR Performance Shares = TSR Payout Factor X TSR Target Share Amount

The “TSR Payout Factor” is based on the Company’s compound, annualized TSR for the Performance Period relative to the compound, annualized TSR for the Russell 2000 Index, determined in accordance with the following table:

If the Company’s Compound Annualized TSR against the Russell 2000 Index is	TSR Payout Factor (% of Target Number of Shares)
More than _ percentage points below the Russell 2000 Index TSR	__%
_ percentage points below the Russell 2000 Index TSR	__%
at the Russell 2000 Index TSR	__%
_ percentage points or more above the Russell 2000 Index TSR	__%

(b)TSR is equal to the cumulative percentage change in stock price from the beginning to the end of the Performance Period, plus the assumed reinvestment of all regular and extraordinary dividends over the Performance Period, expressed on a compound, annualized basis.  For purposes of this Agreement, the stock price at the beginning of the Performance Period will be the average closing stock price over the 30 trading days immediately preceding the start of the Performance Period, and the stock price at the end of the

Performance Period will be the average closing stock price over the trading days in the last 30 days of the Performance Period.

(c)If the Company’s annualized return (including assumed reinvestment of dividends and distributions) for the Performance Period is equal to or between any of the ranges of annualized returns set forth in the leftmost column of the table set forth in Section 2.1(a) above, then the calculation of the TSR Payout Factor shall be linearly interpolated between the respective TSR annualized returns and TSR Payout Factors set forth in the table set forth in Section 2.1(a) above.  Interpolation calculations of TSR annualized returns and TSR Payout Factor shall be carried out to the third decimal place.

2.2Employment Condition.  Except as set forth in Section 2.3 below, vesting of the TSR Award is expressly conditioned upon Employee being continuously employed by the Company or any of its Subsidiaries or Affiliates during the entire Performance Period, including without limitation, the last day of the Performance Period.

2.3Effect of Termination of Employment.  Except as otherwise provided below, if Employee’s employment with the Company or any of its Subsidiaries or Affiliates, is terminated for any reason prior to the end of the Performance Period, the TSR Award shall be immediately forfeited.

(a)Termination due to Death or Disability.  If Employee’s termination of employment is due to death or Disability (as defined in the Plan), the TSR Award shall vest and will be issuable at the time and in the form as provided in Section 4.1 hereof based on the Company’s TSR for the entire Performance Period relative to the TSR for the Russell 2000 Index for the entire Performance Period.

(b)Termination due to Retirement or Termination by the Company for Other than Cause.  If Employee’s termination of employment is due to Employee’s retirement at or after the age of 65 (unless such retirement results from a termination of Employee’s employment by the Company for Cause (as such term is defined in the Plan)) or if Employee’s employment is terminated by the Company (or a Subsidiary or Affiliate of the Company, as the case may be) for reasons other than Cause (as defined in the Plan) or by the Employee for Good Reason (as defined in the Continuity Plan), a prorated portion of the TSR Award shall vest pursuant to Section 2.3(c) below, and will be payable at the time and in the form as provided in Section 4.1 hereof.  For purposes of this Section 2.3(b), Employee shall be considered employed during any period in which Employee is receiving severance pay, and the date of the termination of Employee’s employment shall be the last day of any such severance pay period.

(c)Prorated Vesting upon Retirement or Termination by the Company for Other than Cause.  The prorated portion of the TSR Award that vests due to termination of Employee’s employment due to retirement or termination by the Company for reasons other than Cause or by the Employee for Good Reason (as defined in the Continuity Plan) shall be determined by multiplying (i) the TSR Performance Shares that would have been vested based on the Company’s TSR for the entire Performance Period relative to the TSR for the Russell 2000 Index for the entire Performance Period, by (ii) a fraction, the numerator of which is the number of days that Employee was continually employed since the beginning of the Performance Period and the denominator of which is 1,096.

(d)Change in Control Event.  Notwithstanding anything in the Plan to the contrary, upon the occurrence of a Change in Control (as hereinafter defined) during the Performance Period, the number of earned TSR Performance Shares shall be measured based on the Company’s compound, annualized TSR relative to the compound, annualized TSR for the Russell 2000 Index based on TSR performance for the period beginning ________, 20__ and ending on the date immediately preceding the date on which the Change in Control (as defined below) occurs (the “Prorated Period”).  Such earned TSR Performance Shares shall be converted to the same number of restricted stock units that shall vest based on continued service through _________, 20__; provided, however, that (x) if the successor entity does not assume, convert, or replace such restricted stock units, then vesting will accelerate upon the Change in Control; and (y) if the successor entity assumes, converts, or replaces such restricted stock units, then vesting of such assumed, converted, or replaced awards will accelerate if Employee is terminated without Cause within 24 months following the Change in Control.   For purposes of this Agreement, the Award hereunder will not be considered to be assumed, continued, converted or replaced by the resulting entity in connection with the Change in Control unless (i) the Award is adjusted to prevent dilution of Employee’s rights hereunder as a result of the Change in Control, and (ii) immediately after the Change in Control, all Performance Shares are convertible into shares of common stock in the resulting entity which are publicly traded and listed on a national securities exchange.  The Company also shall issue to Employee Dividend Equivalent Performance Shares, if any, based on such number of Performance Shares earned by Employee pursuant to this Section 2.3(d).

(e)Change in Control Definition.  For purposes of this Agreement, a “Change in Control” shall mean the occurrence of any of the following events, each of which shall be determined independently of the others: (i) any Person becomes a “beneficial owner” (as such term is used in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of a majority of the stock of the Company entitled to vote in the election of directors of the Company; (ii) individuals who are Continuing Directors of the Company (as hereinafter defined) cease to constitute a majority of the members of the Board; (iii) stockholders of the Company adopt and consummate (x) a plan of liquidation for all or substantially all of the assets of the Company or (y) an agreement providing for the distribution of all or substantially all of the assets of the Company; (iv) consummation of a merger, consolidation, other form of business combination or a sale of all or substantially all of its assets, with an unaffiliated third party, unless the business of the Company following consummation of such merger, consolidation or other business combination is continued following any such transaction by a resulting entity (which may be, but need not be, the Company) and the stockholders of the Company immediately prior to such transaction hold, directly or indirectly, at least a majority of the voting power of the resulting entity; provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) shall not constitute a Change in Control; (v) there is a Change in Control of the Company of a nature that is reported in response to Item 5.01 of Current Report on Form 8-K or any similar item, schedule or form under the Exchange Act, as in effect at the time of the change, whether or not the Company is then subject to such reporting requirements; or (vi) the Company consummates a transaction which constitutes a

“Rule 13e-3 transaction” (as such term is defined in Rule 13e-3 of the Exchange Act) prior to the termination or expiration of this Agreement.

(f)Continuing Director Definition.  For purposes of Section 2.3(e), “Continuing Directors” shall mean the members of the Board on the date of execution of this Agreement, provided that any person becoming a member of the Board subsequent to such date whose election or nomination for election was supported by at least a majority of the directors who then comprised the Continuing Directors shall be considered to be a Continuing Director.

3.TSR Dividend Equivalent Performance Shares.  If any dividends or other distributions are paid with respect to the Common Stock during the Performance Period, the amount of the TSR Dividend Equivalent Performance Shares shall be determined by multiplying the number of TSR Performance Shares earned by Employee as determined under Section 2 above by the dollar amount of dividends or distributions paid per share of the Common Stock for which the ex-dividend date occurred after the beginning of the Performance Period and before the Payment Date or Change in Control Payment Date (as those terms are defined in Section 4.2), as applicable, and dividing by the Fair Market Value (as hereinafter defined) of the Common Stock as of the date such dividends or distributions were payable.

4.Confirmation and Payment.

4.1Determination of TSR Performance Shares.  Following the end of the Performance Period, the Compensation Committee shall determine and confirm: (a) the TSR attained by the Company and its relative performance compared to the Russell 2000 Index; (b) the TSR Payout Factor for TSR Performance Shares; (c) the number of TSR Performance Shares earned which shall be issuable to Employee; and (d) the amount of the TSR Dividend Equivalent Performance Shares payable to Employee.  Prior to such meeting, the Company shall provide to the Compensation Committee, in reasonable detail, the calculation of the Company’s TSR, the TSR Payout Factor, the number of TSR Performance Shares issuable to Employee and the amount of the TSR Dividend Equivalent Performance Shares issuable to Employee, which information shall be available to Employee upon request after the Payment Date (as hereinafter defined).  The number of TSR Performance Shares earned shall be rounded to the nearest whole share.

4.2Issuance of TSR Performance Shares.  As soon as practicable following the close of the Performance Period (but not later than March 15, 20__) (the “Payment Date”) certificates representing the TSR Performance Shares determined in accordance with Section 4.1 shall be delivered to Employee or to Employee’s beneficiary, as applicable.  Notwithstanding the foregoing, in the event that Employee is prohibited from trading in the Company’s securities on the Payment Date pursuant to applicable securities laws and/or the Company’s policy on securities trading and disclosure of confidential information, the Payment Date shall be, in the determination of the Compensation Committee, the first date Employee is no longer prohibited from such trading.  Notwithstanding the terms of this Section 4.2, if a Change in Control occurs before the end of the Performance Period, then, subject to applicable tax withholding, the TSR Performance Shares (including any TSR Dividend Equivalent Performance Shares) shall be issued to Employee in accordance with the timing set forth in Section 2.3(d) (the “Change in Control Payment Date”).

5.Tax Withholding.  As a condition precedent to the receipt of any TSR Performance Shares as provided for in Section 4.2, Employee agrees to pay to the Company, at such times as the Company shall determine, such amounts as the Company shall deem necessary to satisfy any withholding taxes due on income that Employee recognizes pursuant to the issuance to Employee of the TSR Performance Shares.  The obligations of the Company under this Agreement and the Plan shall be conditional on such payment or arrangements, and the Company, its Affiliates and Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to Employee.  In addition, Employee may elect, unless otherwise determined by the Compensation Committee, to satisfy the withholding requirement by having the Company withhold TSR Performance Shares with a Fair Market Value, as of the date of such withholding, sufficient to satisfy the withholding obligation. For purposes of this Agreement, the “Fair Market Value” of a TSR Performance Share shall be equal to the closing market price of the Common Stock on the last trading day immediately preceding the Payment Date, the Change in Control Payment Date or the date on which a dividend or distribution on the Common Stock is paid, as applicable.

6.Changes in Capital Structure.

6.1Merger, Consolidation, Reorganization, Etc.  If, during the term of this Agreement, there shall be any merger, reorganization, consolidation, recapitalization, stock dividend, stock split, rights offering or extraordinary distribution with respect to the Common Stock, or other change in corporate structure affecting the Common Stock, the Compensation Committee shall make or cause to be made an appropriate and equitable substitution, adjustment or treatment with respect to the TSR Performance Shares, including a substitution or adjustment in the aggregate number or kind of shares subject to this Agreement.  Any securities, awards or rights issued pursuant to this Section 6.1 shall be subject to the same restrictions, if any, as the underlying TSR Performance Shares to which they relate.

6.2Parent Successor.  If the outstanding Common Stock is hereafter converted into or exchanged for all of the outstanding common stock of a corporation (“Parent Successor”) as part of a transaction (the “Transaction”) in which the Company becomes a wholly-owned subsidiary of Parent Successor, then (a) the obligations under this Agreement shall be assumed by Parent Successor and references in this Agreement to the Company shall thereafter generally be deemed to refer to Parent Successor, (b) common stock of Parent Successor shall be issued in lieu of Common Stock of the Company under this Agreement, (c) the performance measured pursuant to Section 2.1 of this Agreement shall be the greater of achievement of target performance or the achievement of actual performance at the time of the Change in Control, (d) employment by the Company for purposes of this Agreement shall include employment by either the Company or Parent Successor, and (e) the TSR Dividend Equivalent Performance Shares under Section 4 of this Agreement shall be based on dividends paid on the Common Stock prior to the Transaction and common stock of Parent Successor after the Transaction.

7.Return and/or Forfeiture of Performance-Based Payments or Awards.  Notwithstanding any other provision in this Agreement, in the event that pursuant to the terms or requirements of the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or of any applicable laws, rules or regulations promulgated by the

Securities and Exchange Commission from time to time, and in the event any stock award or other payment is based upon the satisfaction of financial performance metrics which are subsequently reversed due to a restatement or reclassification of financial results of the Company, then any payments made or awards granted shall be returned and forfeited to the extent required and as provided by applicable laws, rules, regulations or listing requirements.  This Section 7 shall survive any expiration or termination of this Agreement for any reason.

8.Registration.  This grant is subject to the condition that if at any time the Board or Compensation Committee shall determine, in its discretion, that the listing of the TSR Performance Shares which may be issued hereunder on any securities exchange, or the registration or qualification of such shares under any federal or state law, or the consent or approval of any regulatory body, shall be necessary or desirable as a condition of, or in connection with, the grant, receipt or delivery of the TSR Performance Shares hereunder, such grant, receipt or delivery will not be effected unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Board or Compensation Committee.  The Company agrees to make every reasonable effort to effect or obtain any such listing, registration, qualification, consent or approval.

9.No Right to Employment.  In no event shall the granting of the TSR Performance Shares or the other provisions hereof or the acceptance of the TSR Performance Shares by Employee interfere with or limit in any way the right of the Company, an Affiliate or Subsidiary to terminate Employee’s employment at any time, nor confer upon Employee any right to continue in the employ of the Company, an Affiliate or Subsidiary for any period of time or to continue his or her present or any other rate of compensation.

10.Confidentiality; Non-Solicitation; Non-Disparagement; Cooperation, etc.  Employee hereby acknowledges that, during and solely as a result of Employee’s employment by the Company, Employee has received and will continue to receive special information with respect to the operations of such entity(ies) and access to confidential information and business and professional contacts, all of which is exceptionally valuable to the Company, its Subsidiaries and Affiliates, and vital to the success of the Company’s, its Subsidiaries’ and Affiliates’ business and other related matters. In consideration of such special and unique opportunities afforded to Employee as a result of Employee’s employment and the grant of TSR Performance Shares, Employee hereby agrees to be bound by and acknowledges the reasonableness of the following covenants, which are specifically relied upon by the Company in entering into this Agreement and as a condition to the grant of the TSR Performance Shares. Employee acknowledges and agrees that each of the individual provisions of this Section 10 constitutes a separate and distinct obligation of Employee to the Company, its Subsidiaries and Affiliates, individually enforceable against Employee.

10.1Confidentiality. The Company and Employee acknowledge that the services to be performed by Employee under this Agreement are unique and extraordinary and, as a result of such employment, Employee shall be in possession of Confidential Information relating to the business practices of the Company, its Subsidiaries and Affiliates. The term “Confidential Information” shall mean any and all information (oral and written) relating to the Company or its Subsidiaries or Affiliates, or any of their respective activities, or of the clients, customers, acquisition targets, investment models or business practices of the Company, its Subsidiaries or Affiliates, other than such information which (a) is generally available to the public or within the relevant trade or industry, other than as the result of breach of the provisions of this Section 10.1, or (b) Employee is required to disclose under any applicable laws, regulations or directives of any government agency, tribunal or authority having jurisdiction in the matter or under subpoena or other process of law. Employee shall not, during the period Employee is employed by the Company or its Subsidiaries or Affiliates, nor at any time thereafter, except as may be required in the course of the performance of his duties hereunder (including without limitation, pursuant to Section 10.5 below) and except with respect to any litigation or arbitration involving this Agreement, including the enforcement hereof, directly or indirectly, use, communicate, disclose or disseminate to any person, firm or corporation any Confidential Information regarding the Company or its Subsidiaries or Affiliates nor of the clients, customers, acquisition targets or business practices of the Company, its Subsidiaries or Affiliates acquired by Employee during, or as a result of, his employment with the Company, without the prior written consent of the Company. Without limiting the foregoing, Employee understands that Employee shall be prohibited from misappropriating any trade secret of the Company or any of its Subsidiaries or Affiliates or of the clients or customers of the Company, or Subsidiaries or Affiliates acquired by Employee during, or as a result of, his employment with the Company, or any of its Subsidiaries or Affiliates at any time during or after the period Employee is employed by the Company or its Subsidiaries or Affiliates.

10.2Non-Solicitation. Employee shall not, except in the furtherance of Employee’s duties hereunder, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, (a) during the period Employee is employed by the Company or its Subsidiaries or Affiliates (except in the good faith performance of his duties) and for a period of one (1) year thereafter, solicit, aid or induce any employee, representative or agent of the Company or its Subsidiaries or Affiliates to leave such employment or retention or to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company, its Subsidiaries or Affiliates or hire or retain any such employee, representative or agent, or take any action to materially assist or aid any other person, firm, corporation or other entity in identifying, hiring or soliciting any such employee, representative or agent, or (b) during the period Employee is employed by the Company or its Subsidiaries or Affiliates (except in the good faith performance of his duties) and for a period of one (1) year thereafter, use the Company’s or its Subsidiaries’ or Affiliates’ Confidential Information to solicit, contact, aid or induce to purchase goods or services then sold by the Company or its Subsidiaries or Affiliates from another person, firm, corporation or other entity (or attempt to do any of the foregoing), directly or indirectly, for the purpose or effect of interfering with any part of the Company’s, its Subsidiaries’ or Affiliates’ business: (i) any customer of the Company, its Subsidiaries or Affiliates in any location in which the Company or its Subsidiaries or Affiliates operates or sells its products; (ii) any customer of the Company, its Subsidiaries or Affiliates that Employee contacted or solicited, or in any way supported or dealt with at any time during the last two years of Employee’s employment; (iii) any prospective customer of the Company, or its Subsidiaries or Affiliates that Employee contacted or who received or requested a proposal or offer Employee on behalf of the Company, its Subsidiaries or Affiliates at any time during the last two (2) years of Employee’s employment; or (iv) any customer of the Company, its Subsidiaries or Affiliates for which Employee had any direct or indirect responsibility at any time during the last two (2) years of his employment.

10.3Return of Company Property. Upon the termination of Employee’s employment for any reason whatsoever all property of the Company or its Subsidiaries or Affiliates that is in the possession of Employee shall be promptly returned to the Company, including, without limitation, all documents, records, notebooks, equipment, price lists, specifications, programs, customer and prospective customer lists and other materials that contain Confidential Information which are in the possession of Employee, including all copies thereof. Anything to the contrary notwithstanding, Employee shall be entitled to retain (a) papers and other materials of a personal nature, including, but not limited to, photographs, correspondence, personal diaries, calendars and rolodexes, personal files and phone books, (b) information showing his compensation or relating to reimbursement of expenses, (c) information that he reasonably believes may be needed for tax purposes, and (d) copies of plans, programs and agreements relating to his employment, or termination thereof, with the Company.

10.4Non-Disparagement.  At no time during or after the period Employee is employed by the Company or its Subsidiaries or Affiliates shall Employee, directly or indirectly, disparage the Company or its Subsidiaries or Affiliates or any of the Company’s, Subsidiaries’ or Affiliates’ past or present employees, directors, products or services. Notwithstanding the foregoing, nothing in this Section 10.4 shall prevent Employee from making any truthful statement to the extent: (a) necessary to rebut any untrue public statements made about him; (b) necessary with respect to any litigation, arbitration or mediation involving this Agreement, including, but not limited to, the enforcement of this Agreement; (c) required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with jurisdiction over such person; or (d) made as good faith competitive statements in the ordinary course of business.

10.5Cooperation. Upon the receipt of reasonable notice from the Company (including the Company’s outside counsel), Employee agrees that while employed by the Company and thereafter, Employee will respond and provide information with regard to matters of which Employee has knowledge as a result of Employee’s employment with the Company, and will provide reasonable assistance to the Company, its Subsidiaries and Affiliates and their respective representatives in defense of any claims that may be made against the Company or its Subsidiaries or Affiliates (or any member thereof), and will provide reasonable assistance to the Company, its Subsidiaries and Affiliates in the prosecution of any claims that may be made by the Company, its Subsidiaries or Affiliates (or any member thereof), to the extent that such claims may relate to matters related to Employee’s period of employment with the Company (or any predecessors). Any request for such cooperation shall take into account Employee’s other personal and business commitments. Employee also agrees to promptly inform the Company (to the extent Employee is legally permitted to do so) if Employee is asked to assist in any investigation of the Company, its Subsidiaries or Affiliates (or any member thereof) or their actions, regardless of whether a lawsuit or other proceeding has then been filed with respect to such investigation and shall not do so unless legally required. If Employee is required to provide any services pursuant to this Section 10.5 during or after the period Employee is employed by the Company or its Subsidiaries or Affiliates, upon presentation of appropriate documentation, then the Company: (a) shall promptly compensate Employee for all time incurred in these activities at an hourly rate of pay equal to Employee’s most recent annual base salary divided by 2080 hours; and (b) shall promptly reimburse Employee for reasonable out-of-pocket travel, lodging, communication and duplication expenses incurred in connection with the performance of such services and in accordance with the Company’s expense policy for its senior officers, and for legal fees to the extent the Board in good faith reasonably believes that separate representation is warranted. Employee’s entitlement to reimbursement of such costs and expenses, including legal fees, pursuant to this Section 10.5, shall in no way affect Employee’s rights, if any, to be indemnified and/or advanced expenses in accordance with the Company’s or any of its Subsidiaries’ or Affiliates’ corporate or other organizational documents, any applicable insurance policy, and/or in accordance with this Agreement.

10.6Equitable Remedies.  Without intending to limit the remedies available to the Company, Employee acknowledges that a breach of any of the covenants contained in this Section 10 may result in the material and irreparable injury to the Company, or its respective Subsidiaries or Affiliates, for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such breach or threat, the Company shall be entitled to a temporary restraining order and/or a preliminary or permanent injunction restraining Employee from engaging in activities prohibited by this Section 10. If for any reason it is held that the restrictions under this Section 10 are not reasonable or that consideration therefor is inadequate, such restrictions shall be interpreted or modified to include as much of the duration or scope of identified in this Section as will render such restrictions valid and enforceable.

10.7Continuing Obligation.  During Employee’s employment and upon termination of Employee’s employment for any reason the obligations, duties and liabilities of Employee pursuant to Sections 10.1, 10.2, 10.3, 10.4 and 10.5 of this Agreement are continuing, and for the periods set forth in such provisions hereof are absolute and unconditional, and shall survive and remain in full force and effect as provided in each such Section.  Notwithstanding anything else contained in this Agreement to the contrary, the parties hereto agree that in the event, and at the moment, Employee breaches any of the terms, duties or obligations contained in Sections 10.1, 10.2, 10.3, 10.4 and 10.5 of this Agreement, all of the TSR Performance Shares which have not vested, will immediately be cancelled and forfeited.

11.Construction.

11.1No Rights of a Stockholder.  The TSR Award (including any associated TSR Performance Shares) represents the Company’s unfunded and unsecured promise to issue shares of the Common Stock, at a future date subject to the terms of this Agreement.  Employee has no rights with respect to the TSR Award other than rights of a general creditor of the Company.  Employee shall not have any of the rights of a stockholder with respect to unvested TSR Performance Shares.

11.2Successors.  This Agreement and all the terms and provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective legal representatives, heirs and successors, except as expressly herein otherwise provided.

11.3Entire Agreement; Modification.  This Agreement contains the entire understanding between the parties with respect to the matters referred to herein.  Subject to Section 12(c) of the Plan, this Agreement may be amended by the Board or Compensation Committee at any time.

11.4Capitalized Terms; Headings; Pronouns; Governing Law.  Capitalized terms used and not otherwise defined herein are deemed to have the same meanings as in the Plan.  The descriptive headings of the respective sections and subsections of this Agreement are inserted for convenience of reference only and shall not be deemed to modify or construe the provisions which follow them.  Any use of any masculine pronoun shall include the feminine and vice-versa and any use of a singular, the plural and vice-versa, as the context and facts may require.  The construction and interpretation of this Agreement shall be governed in all respects by the laws of the State of Delaware.

11.5Notices.  Each notice relating to this Agreement shall be in writing and shall be sufficiently given if delivered by registered or certified mail, or by a nationally recognized overnight delivery service, with postage or charges prepaid, to the address hereinafter provided in this Section 11.5.  Any such notice or communication given by first-class mail shall be deemed to have been given two business days after the date so mailed, and such notice or communication given by overnight delivery service shall be deemed to have been given one business day after the date so sent, provided such notice or communication arrives at its destination.  Each notice to the Company shall be addressed to it at its offices at 15301 Ventura Boulevard, Suite 400, Sherman Oaks, California 91403 (attention: Chief Financial Officer), with a copy to the Secretary of the Company or to such other designee of the Company.  Each notice to Employee shall be addressed to Employee at Employee’s address shown on the signature page hereof.

11.6Severability.Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement or the application thereof to any party or circumstance shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the minimal extent of such provision or the remaining provisions of this Agreement or the application of such provision to other parties or circumstances.

11.7Counterpart Execution.  This Agreement may be executed in counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute the entire document.

				REAL INDUSTRY, INC.
				By:
					Title

Accepted this		day of
	,	20	.

EMPLOYEE’S ADDRESS:

11